FOR IMMEDIATE RELEASE

CHAMPION Communication Services, Inc. - Announces Second Quarter Results

The Woodlands, Texas, August 15, 2006 - CHAMPION Communication Services, Inc. (the “Company”) (TSX Venture Exchange Symbol: CHP and U.S. Over the Counter Bulletin Board Symbol: CCMS.OB) announced today unaudited financial results for the second quarter ended June 30, 2006. All amounts are in U.S. dollars.

The Company reported revenues of $338,000 for the second quarter ended June 30, 2006 compared to $341,000 for the quarter ended June 30, 2005. This loss of revenue is a combination of a decrease of $63,000 in domestic operations due to competition and other factors and an increase in WLL sales of $60,000. The long awaited completion of the contract in Vietnam was closed in this quarter.

Costs and expenses increased $47,000 for the second quarter 2006 from the second quarter 2005. This comparative increase is because in 2005 renegotiation of tower rents produced a one time credit for tower rent expense.

Depreciation and amortization expense continues to decrease as equipment and the cost of licenses become fully depreciated and amortized. The expense for the quarter ended June 30, 2006 was $44,000, compared to $57,000 for the same quarter 2005.

General and administrative expenses decreased $125,000 for the three months ended June 30, 2006 as compared with the three months ended June 30, 2005. The decrease reflects reductions in expenses for personnel, travel, office rent and legal fees that have been realized as a result of cost cutting efforts corresponding with the reduced customer base.

The net loss for the quarter ended June 30, 2006 was $163,000, or $(0.04) per share (based on 4,526,990 shares), compared to net income of $880,000 or $0.20 per share (based on 4,458,574 shares), for the quarter ended June 30, 2005 which included the net gain for the sale of systems in Indiana, Illinois and Florida.

CHAMPION is a publicly owned company which trades on the TSX Venture Exchange (CHP) and U.S. Over the Counter Bulletin Board (CCMS.OB) and is a leader in wireless UHF trunked two-way communications.

As of August 5, 2006 there were 4,524,199 shares of the Company’s common stock, $0.01 par value outstanding.

For further information contact:

Mr. Albert F. Richmond, Chief Executive Officer

Telephone:	1-800-614-6500
Fax:	1-281-364-1603

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Please note that this press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Except for historical information, the matters discussed in this press release are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. Factors that could cause actual results to differ materially include, but are not limited to, the following: the Federal Communications Commission granting the requested license transfers; fluctuations in the Company's tower rental expenses; inventory and loan balances; competition; acquisition and expansion risk; liquidity and capital requirements; government regulation; the Company's ability to acquire and sell spectrum; and other factors listed from time to time in the Company's SEC reports.